Exhibit 5.3
December 8, 2010
Alere Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210

Re:	$400,000,000 8.625% Senior Subordinated Notes Due 2018
Ladies and Gentlemen:
     We have acted as special Washington counsel to Ostex International, Inc., a Washington corporation (the “Guarantor”), in connection with the registration statement on Form S-4 (the “Registration Statement”) being filed by Alere Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company, including the Guarantor, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the offer (the “Exchange Offer”) to exchange the Company’s existing 8.625% Senior Subordinated Notes due 2018 issued on September 21, 2010 (the “Old Notes”), together with the guarantees of the Old Notes by the Guarantor and the other such subsidiaries for up to $400 million aggregate principal amount of the Company’s 8.625% Senior Subordinated Notes due 2018 (the “New Notes”), together with guarantees of the New Notes by the Guarantor and the other such subsidiaries (the “Guarantees”).
A.	Documents and Matters Examined
     In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Company as we have considered necessary to provide a basis for the opinions expressed herein, including the following:
A-1	that certain Indenture (the “Base Indenture”), dated as of May 12, 2009, by and between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”) supplemented by that certain supplemental indenture dated September 21, 2010 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”); and

December 8, 2010

A-2	that certain Registration Rights Agreement dated as of September 21, 2010, by and among the Company, the guarantors named therein, Jefferies & Company, Inc., Goldman, Sachs & Co., and Citigroup Global Markets Inc.
     As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Company and (c) the representations and warranties of the Company in the Indenture and Registration Rights Agreement. We have not independently verified the facts so relied on.
B.	Assumptions
     We have relied, without investigation, on the following assumptions:
     B-1 Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.
     B-2 There has been no mutual mistake of fact or misunderstanding, there exists no fraud, duress or undue influence with respect to the agreements and obligations contemplated by the Indenture and Registration Rights Agreement, and there is no document or other information which has not been furnished to us which would materially alter, modify or amend the Indenture or Registration Rights Agreement.
C.	Opinions
     Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:
     C-1 The Guarantor is a corporation validly existing in good standing under Washington law.
     C-2 The Guarantor (a) had the corporate power to execute and deliver the Supplemental Indenture at the time of such execution and delivery and had and has the power to perform its obligations under the Indenture (including the performance of its Guarantee), (b) has taken all corporate action necessary to authorize the execution and delivery of and performance under the Supplemental Indenture (including the performance of its Guarantee) and (c) has duly executed and delivered the Supplemental Indenture.

December 8, 2010

     C-3 The Guarantor’s execution and delivery of the Supplemental Indenture and performance of its obligations under the Indenture (including performance of its Guarantee) do not violate the Guarantor’s articles of incorporation or bylaws.
D.	Qualifications; Exclusions
     D-1 We are expressing no opinion with respect to any document other than those portions of the Indenture to which the Guarantor is bound, and are expressing no opinion as to the validity or enforceability of any document.
     D-2 We express no opinion with respect to the accuracy, completeness or sufficiency of any information contained in any filings with the Commission or any state securities regulatory agency, including the Registration Statement.
     For purposes of expressing the opinions herein, we have examined the laws of Washington, and our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.
     The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.
     The opinions set forth herein are rendered to you in connection with the Registration Statement and such opinions may be relied upon by your counsel Foley Hoag, LLP in connection with their provision of certain legal opinions. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. No expansion of our opinions may be made by implication or otherwise. We express no opinion other than the opinions set forth herein.
Very truly yours,
/s/ Perkins Coie LLP
PERKINS COIE LLP